Exhibit 99.1

Gordmans Names Michael Wirkkala

Executive Vice President of Operations and Chief Operating Officer

Omaha, Neb. – Nov. 2, 2011: Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home fashions retailer, has named Michael Wirkkala executive vice president of operations and chief operating officer.

Wirkkala joins Gordmans with more than 30 years of retail management experience, most recently serving as vice president of store operations for Charming Charlie. Wirkkala worked for Macy’s for three decades, most recently serving as senior vice president and chief financial officer for Macy’s West, which was a $6.5 billion division with 235 locations in 14 states. Wirkkala also held executive leadership positions in operations and logistics/supply chain management with the company.

“Mike’s retail management expertise will be an incredible asset to Gordmans’ executive team,” said Jeff Gordman, President and CEO of Gordmans. “His multi-disciplinary leadership experience gives him a unique perspective that will serve as a tremendous complement to our highly talented management team as Gordmans continues to execute its expansion strategy into both new and existing markets.”

Wirkkala has a master’s degree in business administration from St. Mary’s College of California and a bachelor of science degree in business management from San Jose State University.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 74 stores in 16 Midwestern and surrounding states. For more information about Gordmans, visit www.gordmans.com.

Company Contact

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